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EXHIBIT 21.1     SUBSIDIARIES OF REGISTRANT


         The following are subsidiaries of the Registrant:

                 Trumps, Inc.
                 Tantric Enterprises, Inc.
                 Tantra Dance, Inc.
                 Tantra Parking, Inc.
                 RCI (Holdings), Inc.
                 RCI Entertainment (Texas), Inc.

         All of the above are Texas corporations.


                 RCI Entertainment (Louisiana), Inc., a Louisiana corporation Edison Park L.L.C., a Louisiana limited liability company wholly owned by RCI Entertainment (Louisiana), Inc.